SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

HOME PRODUCTS INTERNATIONAL, INC.

(Name of Subject Company)

HOME PRODUCTS INTERNATIONAL, INC.

(Name of Person(s) Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

437305-10-5

(CUSIP Number of Class of Securities)

JAMES R. TENNANT
CHIEF EXECUTIVE OFFICER
HOME PRODUCTS INTERNATIONAL, INC.
4501 WEST 47TH STREET
CHICAGO, ILLINOIS 60632
(773) 890-1010
(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)

WITH COPIES TO:
MARYANN A. WARYJAS, ESQ.
MARK D. WOOD, ESQ.
KATTEN MUCHIN ZAVIS ROSENMAN
525 WEST MONROE STREET
CHICAGO, ILLINOIS 60661
(312) 902-5200

[  ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The purpose of this amendment is to amend and supplement Item 9 in the Solicitation/Recommendation Statement on Schedule 14D-9 previously filed by Home Products International, Inc., a Delaware corporation, on November 12, 2004, and to add additional Exhibits and to revise the Exhibit Index accordingly.

ITEM 9. EXHIBITS.

Item 9 is hereby amended by adding the following additional exhibits:

(a)(7)	Form of Memorandum to Holders of Stock Options (incorporated by reference to Exhibit (d)(9) to the Schedule TO filed by Storage Acquisition Company, L.L.C.)

(a)(8)	Form of Stock Option Cancellation Agreement (incorporated by reference to Exhibit (d)(10) to the Schedule TO filed by Storage Acquisition Company, L.L.C.)

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HOME PRODUCTS INTERNATIONAL, INC.
By:	/s/ James E. Winslow
	Name:	James E. Winslow
	Title:	Executive Vice President and Chief Financial Officer

Dated: November 12, 2004